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                                                                 EXHIBIT 99.(h)3


                            ADMINISTRATION AGREEMENT



                                                          As of           , 2002
                                                               -----------

ALPS Mutual Funds Services, Inc.
370 Seventeenth Street
Suite 3100
Denver, Colorado 80202

Dear Sirs:

         Sector Funds Trust ("the "Trust"), a Delaware business trust, and ALPS Mutual Funds Services, Inc. ("ALPS"), a Colorado corporation, agree as follows:

         The Trust is a registered open-end management investment company organized as a series trust to offer a number of portfolios of securities each investing primarily in equity securities selected to reflect the performance of a specified securities index, having filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form N-1A (Registration No. ) under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended.

         The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectuses and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Trust's Board of Directors. The Trust desires to employ ALPS as its administrator,

1.       Duties of the Administrator

         ALPS agrees to provide the Trust the services listed in Appendix A attached hereto.

2.       Fees; Delegation; Expenses

         For the services provided to the Trust pursuant to this Agreement, the Trust shall pay ALPS the fees listed on Appendix B attached hereto.

         ALPS will from time to time employ or associate itself with such person or persons or organizations as ALPS may believe to be desirable in the performance of its duties. Such person or persons may be officers and employees who are employed by both ALPS and the Trust. The compensation of such person or persons or organizations shall be paid by ALPS and no obligation shall be incurred on behalf of the Trust in such respect.


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         ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel other than ALPS employees. Other expenses incurred shall be borne by the Trust, including, but not limited to, transfer agency and custodial expenses; taxes; interest; Directors' fees; brokerage fees and commissions; state registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Directors; and SEC registration fees.

3.       Proprietary and Confidential Information

         ALPS agrees on behalf of itself and its officers, directors, employees and ALPS, to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.       Limitation of Liability

         ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.       Term

         This Agreement shall become effective as of May 1, 2002 and, unless sooner terminated as provided herein, shall continue until April 30, 2004 (the "Initial Term"). During the Initial Term, this Agreement may be terminated, without penalty, solely by agreement of the parties on not less than sixty days written notice. After the Initial Term, this Agreement may be terminated without cause and without penalty by the Trust or by ALPS, on not less than ninety days written notice to the other party. The Trust may immediately terminate this Agreement for cause as defined below.

         Termination for "cause" shall mean:

                  (i) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

                  (ii) regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, which substantially impairs the performances of ALPS' obligations and duties hereunder;

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                  (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

6. Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

         (a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

         (b) It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement.

         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         (d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

         (e) It will provide the Trust with all information necessary to complete its filing requirements in a timely fashion.

7.       Governing Law

         This Agreement shall be governed by the laws of the State of New York to the extent federal law does not govern.

8.       Other Provisions

         The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administration or other agreements with such other corporations and funds.

         ALPS further acknowledges and agrees that the liabilities, obligations and expenses incurred hereunder with respect to the Trust shall be enforceable against the assets and property of such Portfolio only, and not against the assets or property of the other Portfolio or any other series of the Trust.


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         If the Trust establishes one or more additional series with respect to which it wishes to retain ALPS to serve as administrator hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Trust in writing, whereupon such series will become subject to the provisions of this Agreement to the same extent as the Trust is named above, except to the extent that such provisions are modified with respect to such new fund in writing by the Trust and ALPS.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


Accepted:

ALPS MUTUAL FUNDS SERVICES, INC.


By:
    ------------------------------
    Name:    Edmund J. Burke
    Title:  President



SECTOR FUNDS TRUST


By: ------------------------------
    Name:
    Title:



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                                   Appendix A

                             Duties of Administrator
                             -----------------------


o        Assist the Trust in monitoring compliance with:

         (i) the investment restrictions described in the Trust's registration statement
         (ii)     SEC diversification requirements, as applicable
         (iii) its status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended

o        Prepare and file with the SEC on behalf of the Trust:

         (i)      Form N-SAR
         (ii)     Form 24f-2
         (iii)    Shareholder reports pursuant to Rule 30(b)2
         (iv)     Fidelity bond pursuant to Rule 17g-1

o Provide financial information, and prepare and file proxies, annual and semi-annual reports, Prospectuses, Statement of Additional Information, supplements and registration statements.

o        Coordinate printing and mailing of all shareholder communications.

o Administer the Trust's Code of Ethics (including compilation of securities transaction reports from the Trust's Directors and Officers) and monitor compliance with such Code of Ethics.

o        Monitor the Trust's state registration requirements by:

         (i)      downloading daily purchase information from the transfer agent
         (ii)     reviewing daily compliance reports
         (iii) filing annual renewals and coordinating payment of registration fees
         (iv)     assisting the Trust in evaluating state registration budget

o Provide assistance to the Trust related to quarterly Board of Directors meetings including:

         (i) Develop and maintain corporate calendar of all quarterly and special Board meeting.
         (ii)     Prepare and distribute draft of meeting minutes

         (iii) Prepare and distribute draft of meeting agenda, notice and memoranda
         (iv) Prepare board reports regarding services provided by ALPS, as requested by the Trust
         (v) Coordinate compilation, printing and distribution of board materials

o        Furnish officers of the Trust, as requested.

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o        Assist in maintaining corporate records and good standing of the Trust in the state of Delaware.

o Assist the Trust with placement of fidelity bond and errors and omissions insurance policies

o Prepare the Trust's semi-annual financial statements including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, as well as the financial highlights and footnotes to the financial statements.

o Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Trust's independent accountants, or examinations conducted by the Securities and Exchange Commission or any other Federal or State regulatory agency.

o Monitor the Trust's expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

o Report performance and other information to outside reporting agencies as directed by the Trust.

o Calculate monthly performance including total return and SEC yield calculations.

o Calculate dividends in accordance with the policies detailed in the Trust's registration statement.

o Assist outside counsel in the preparation of exemptive order appliacations.

o        Provide tax services to the Trust including:

         (i)      Prepare and file Federal tax returns on Form 1120-RIC
         (ii)     Prepare and file necessary state tax returns
         (iii)    Prepare and file Federal Excise tax return on Form 8613
         (iv)     Calculate year-end capital gain distributions
         (v)      Prepare and file required 1099-MISC, as required
         (vi) Provide financial information for year-end tax-letter sent to shareholders


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                                   Appendix B

                                      Fees
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The Trust will pay ALPS an asset based fee of 0.125% (12.5 Basis Points) for services established in this agreement.


         Assumption of Fee Waiver and Reimbursement by Advisor & Administrator

The Advisor, Voskian Capital Management ("Voskian") and the Administrator, ALPS, have agreed to reimburse and/or waive their contractual fees in order to maintain the expense cap. Fee reimbursements and waivers will be shared in the following manner:

To the extent that the Trust needs to be reimbursed in order to maintain the expense cap, Voskian agrees to assume 100% of the expense reimbursements.

To the extent that Voskian is no longer reimbursing the Trust, ALPS and Voskian agree to share in the expense waiver. Voskian will assume 54.5% of the expense waiver and ALPS will assume 45.5% of the expense waiver.

To the extent that ALPS and Voskian are neither waiving nor reimbursing their fees, their contractual fees as stated in the Administration and Advisory Agreements, respectively, will apply.